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Exhibit 10.12

Financial Advisory Agreement

    This Agreement is made as of this 26th day of July, 1999, by and Zeros and Ones, Inc. ("Company" or "ZOZO"), located at 16851 Ventura Blvd, Suite 300 Encino, CA 91436, and IC Enterprises, LLC, a Maryland limited liability company ("Advisor") with its principal offices at 15245 Shady Grove Road, Suite 400 Rockville, Maryland 20850.

Witnesseth

    WHEREAS, the Company requires expertise in the area of business development and finance to support it's business and growth and desires to engage Advisor to provide such services and specifically to introduce the Company to investors who may be interested in providing financing to the Company; and

    WHEREAS, Advisor, through its principals, agents and employees, has certain expertise in the areas of business development and finance, as well as expertise in the evaluation of potential business opportunities and the implementation of various projects of the nature and type contemplated by the Company in its future expansion and development which Advisor has agreed to provide to the Company;

    NOW, THEREFORE, in consideration of the premise and the mutual promises and covenants contained herein and subject specifically to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1.  Appointment of Advisor

    The Company hereby appoints Advisor, and Advisor agrees to represent the Company, as a non-exclusive financial advisor to assist the Company in identifying individuals who may wish to provide financing for the Company, and to assist in the contemplated marketing and development of the Company. Advisor shall have the right during the term of this agreement to represent to the public that it is a financial advisor to the Company.

2.  Advisor's Rights and Duties

      (a) Advisor shall use its best efforts to introduce the Company to entities or individuals who may be interested in providing financing to the Company. Thereafter, Advisor shall use its best efforts to assist the Company in structuring and effecting financing, or such other transaction as is agreed to by the Company and Advisor.

      (b) To perform its duties hereunder, Advisor will perform valuation analyses of the Company, review all required due diligence, make presentations regarding the Company to potential, lenders, investors, and underwriters, coordinate visits of, lenders, investors, and underwriters with the Company and assist the Company in negotiations with such parties as are necessary.

3.  Company Information

    In connection with Advisor's performance of its duties hereunder, the Company shall (i) provide Advisor, on a timely basis, all information reasonably requested by Advisor, and (ii) make its officers and professionals available to Advisor and such third parties as Advisor shall designate at reasonable times and upon reasonable notice.

4.  Confidential Information

    Advisor acknowledges that, in the course of performing its duties hereunder, it may obtain information relating to the Company which the Company has marked as confidential ("Confidential Information"). Advisor shall hold at all times, both during the term of this agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this agreement, without the Company's prior written consent. Advisor shall not disclose any Confidential Information to any person or entity, other than to Advisor's employees or consultants as may be reasonably necessary for purposes of performing its duties hereunder, without the Company's prior written consent. The foregoing notwithstanding, the term "Confidential Information" shall not include information which (i) becomes generally available to the public, other than as a result of a breach hereof, (ii) was available on a non-confidential basis prior to its disclosure to Advisor by the Company, or (iii) becomes available to Advisor on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with respect to such information. The foregoing notwithstanding, Advisor may disclose Confidential Information to the extent required by law or regulation, including but not limited to court orders, subpoenas, civil investigative demands and interrogatories.

5.  Compensation

      (a) If the Company consummates a transaction involving equity financing or convertible debt financing of any nature with a party who was introduced to the Company only through Advisor in writing within twenty-four (24) months prior to the closing of such transaction, the Company shall pay a cash fee equal to seven percent (7%) of the aggregate Consideration to Advisor upon the actual transfer of Consideration to the Company. In addition, Advisor shall receive a fee in Warrants, each Warrant entitling the holder to purchase one share of the Company's common stock at $5.00 per share, in an amount equal to three tenths (3/10) of one Warrant per every ten dollars ($10) of consideration transferred to the Company, to be paid to Advisor upon the actual transfer of Consideration to the company.

      (b) At such time that Warrants, issued to investors in connection with a transaction as defined in (a) above, are exercised, Advisor shall receive cash compensation of seven percent (7%) of the aggregate consideration transferred to the company from such exercise. No additional Warrants will be due to Advisor at that time.

      (c) If the Company consummates a transaction involving non-convertible debt financing of any nature with a party who was introduced to the Company in writing only by Advisor within twenty-four (24) months prior to the closing of such transaction, the Company shall pay a cash fee equal to two percent (2%) of the aggregate Consideration to Advisor upon actual transfer of consideration to the Company.

    For the purposes of this Agreement, a party shall be considered to have been "introduced to the Company" through Advisor if such a party was introduced to the Company, in writing, directly and solely by Advisor, its agents or employees.

6.  Expense Reimbursement

    Regardless of whether a financing occurs, the Company shall reimburse Advisor periodically for its reasonable out-of-pocket expenses (excluding compensation to Advisor's employees), including the fees and disbursements of Advisor's attorneys arising from Advisor's performance hereunder. Advisor will seek written authorization from the Company prior to incurring any expense over $250.00.

7.  Mutual Indemnification for Securities Law Violations

    The Company warrants that during the term of this Agreement the Company will not make, any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in connection with any memoranda, prospectus or any other public filing or documents to be provided to potential merger candidates, investors or co-underwriters. Advisor warrants that during the term of this Agreement, it will not make any untrue statements of a material fact or omit to state a material fact required to be stated or necessary to make any statement made not misleading in connection with any memoranda, prospectus or any other public filing or documents to be provided to potential merger candidates, investors or co-underwriters. Each party hereto will indemnify and hold harmless the other party (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by such other party by virtue of the indemnifying party's breach of the foregoing warranties and shall reimburse each indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the indemnifying party shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of the indemnifying party. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

8.  Other Engagements

    The Company acknowledges that Advisor is and will be acting as financial advisor to other business enterprises seeking financing or other services normally provided by Advisor and agrees that Advisor's provision of services to such enterprises shall not constitute a breach hereof or of any duty owed to the Company by virtue of this agreement.

9.  Term

    This agreement is effective upon execution by the Company as provided shall continue in effect until terminated by either party or upon expiration of one year from the date of this agreement.

10.  Termination

    Either party may terminate this agreement at any time and for any reason, with or without cause, upon the giving 30 days written notice of termination to the other party; provided, however, that Advisor shall be entitled to full compensation as determined pursuant to Section 5 for any equity financing, debt financing, or other transaction completed with any party introduced to the Company, in writing, either directly or indirectly by Advisor, its agents or employees, that occurs within two (2) years from the termination date, regardless of the reason for the termination.

11.  General Provisions

      (a) This agreement shall be governed by and under the laws of the state of Florida, USA without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this agreement shall remain in full force and effect.

      (b) Any dispute arising under or in any way related to this agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association's commercial rules then in effect. The arbitration shall be conducted in the state of Florida. The arbitration shall be binding on the parties and the arbitration award may be confirmed by any court of competent jurisdiction.

      (c) This agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

      (d) Any notice or other communication pursuant hereto shall be given to a party at its address first set forth above by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

      (e) This agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document. The Company shall confirm that the foregoing is in accordance with its understanding by signing and returning to Advisor the enclosed copy of this agreement, which shall become a binding agreement upon Advisor's receipt.

    In providing Services to the Company under this Agreement, Advisor shall be an independent contractor, and no party to this Agreement shall make any representations or statements indicating or suggesting that any joint venture, partnership, or other such relationship exist between the Advisor and the Company.

    IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.

JC ENTERPRISES, LLC
By:	/s/ MARK ELENOWITZ Mark Elenowitz Managing Director
ZEROS & ONES, INC.
By:	/s/ CHARLES OVERTON Charles Overton Secretary/Director

[SEAL]

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  Exhibit 10.12
Financial Advisory Agreement